EXHIBIT 99.1 PRESS RELEASE Odyssey Marine Exploration, Inc. Contact: Laura Barton (813) 876-1776 laura@shipwreck.net

Odyssey Will Object to Magistrate’s Recommendation

to Dismiss “Black Swan” Case

Tampa, FL – June 3, 2009 – Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX), pioneers in the field of deep-ocean shipwreck exploration has announced plans to file a written objection to the U.S. Federal Court Magistrate’s recommendation that Spain’s Motion to Dismiss the “Black Swan” case be granted and that the property recovered be returned to Spain. The recommendation which was filed June 3, 2009 concludes that the court lacks jurisdiction to hear the case.

Odyssey brought the “Black Swan” case to federal court in the spring of 2007 after discovering a site in the Atlantic Ocean with over 500,000 gold and silver coins. Spain filed a claim in the case asserting that the cargo came from the Nuestra Senora de las Mercedes, a Spanish vessel which exploded in 1804. Despite the absence of a vessel at the site, the District Court Magistrate has indicated that he believes that there is sufficient evidence to confirm that the site is that of the Mercedes and that the vessel and its cargo are subject to sovereign immunity.

“We will object to the Magistrate’s recommendation,” said Melinda MacConnel, Odyssey’s Vice President and General Counsel. “This is clearly a case where there are many relevant issues of fact that have been disputed, including the issue of whether the Mercedes was on a commercial mission and whether the property recovered belonged to Spain. I presume that the claimants in the case who assert ownership rights by virtue of the fact that their ancestors owned a portion of the cargo will join us in objecting.”

“I’m very surprised,” said Odyssey’s CEO, Greg Stemm. “Odyssey has done everything by the book. For the Court to find that enough evidence exists to conclusively identify the site as the Mercedes and that neither Odyssey nor the claimants who owned the property have any legal interest is just wrong. I’m confident that ultimately the judge or the appellate court will see the legal and evidentiary flaws in Spain’s claim, and we’ll be back to argue the merits of the case.”

Odyssey will file its objection and will continue to vigorously defend its rights to what it has legally recovered and submitted to the jurisdiction of the court.

About Odyssey Marine Exploration, Inc.

Odyssey Marine Exploration, Inc. (NasdaqCM: OMEX) is engaged in the exploration of deep-ocean shipwrecks and uses innovative methods and state-of-the-art technology to conduct extensive search and archaeological recovery operations around the world. Odyssey discovered the Civil War era shipwreck of the SS Republic® in 2003 and recovered over 50,000 coins and 14,000 artifacts from the site nearly 1,700 feet deep. In May 2007, the Company announced the historic deep-ocean treasure recovery of over 500,000 silver and gold coins, weighing 17 tons, from a Colonial era site code-named “Black Swan.” In February 2009, Odyssey announced the discovery of Balchin’s HMS Victory. The Company also has other shipwreck projects in various stages of development around the world.

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Odyssey offers various ways to share in the excitement of deep-ocean exploration by making shipwreck treasures and artifacts available to collectors, the general public and students through its webstore, exhibits, books, television, merchandise, and educational programs.

JWM Productions is currently filming Odyssey’s operations in the “Atlas” search area in preparation of a second season of Discovery Channel’s “Treasure Quest” series. The 12-episode Season One aired in the US and the UK in early 2009 and is scheduled to air worldwide throughout 2009.

Following previous successful engagements in New Orleans, Tampa, Detroit, and Oklahoma City, Odyssey’s SHIPWRECK! Pirates & Treasure is scheduled to open at Discovery Place in Charlotte, NC on July 4, 2009. For details on the Company’s activities and its commitment to the preservation of maritime heritage please visit www.shipwreck.net.

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Odyssey Marine Exploration believes the information set forth in this Press Release may include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. Certain factors that could cause results to differ materially from those projected in the forward-looking statements are set forth in “Risk Factors” in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission.

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